Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC.

DRAWS FROM REVOLVING LINE OF CREDIT, SUSPENDS FUTURE DIVIDENDS

NASHVILLE, Tenn. – (March 17, 2020) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) today announced that today it completed a $400 million draw from its existing $700 million revolving line of credit as a precaution to ensure funds are available to meet its obligations for a sustained period of time. When combined with the approximately $285 million of cash on hand referenced in the press release dated March 15, 2020, the Company has approximately $685 million of cash and $300 million of remaining availability on its credit facility, the full amount of which is available for borrowing at any time, for total liquidity of $985 million.

The Company’s first quarter 2020 dividend, which was specifically authorized by the Company’s Board on February 25, 2020, in the amount of $0.95 per common share will be paid on April 15, 2020 to stockholders of record on March 31, 2020. The company expects to suspend its dividend through the balance of the year until an appropriate year-end dividend can be determined by its Board of Directors.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and country music entertainment experiences. The Company’s core holdings* include a network of five of the top 10 largest non-gaming convention center hotels in the United States based on total indoor meeting space. These convention center resorts operate under the Gaylord Hotels brand and are managed by Marriott International. The Company also owns two adjacent ancillary hotels and a small number of attractions managed by Marriott International for a combined total of 10,110 rooms and more than 2.7 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. The Company’s Entertainment segment includes a growing collection of iconic and emerging country music brands, including the Grand Ole Opry; Ryman Auditorium, WSM 650 AM; Ole Red and Circle, a country lifestyle media network the Company owns in a joint-venture partnership with Gray Television. The Company operates its Entertainment segment as part of a taxable REIT subsidiary.

*The Company is the sole owner of Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; and Gaylord National Resort & Convention Center. It is the majority owner and managing member of the joint venture that owns Gaylord Rockies Resort & Convention Center.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the amount and intended use of proceeds from the draw against the Company’s revolving credit facility, statements regarding future Board determinations regarding the timing and amount of dividends and changes to our dividend policy (which could be made at any time), statements regarding the anticipated impact of COVID-19 on travel, transient and group demand, the suspension or cancellation of performances or operations at our entertainment venues, the anticipated impact of COVID-19 on our results of operations, the amount of cancellation and attrition fees and cost containment efforts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties include, but are not limited to, the effects of COVID-19, including on the demand for travel, transient and group business (including government-imposed travel or meeting restrictions), and levels of consumer confidence in the safety of travel and group gatherings as a result of COVID-19; the length and severity of the COVID-19 pandemic in the United States; the pace of recovery following the COVID-19 pandemic; our ability to implement cost containment strategies; and the adverse effects of COVID-19 on our business or the market price of our common stock. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Source: Ryman Hospitality Properties, Inc.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com